MANAGEMENT INFORMATION CIRCULAR

VIRGINIA MINES INC.

(the “Corporation”)

MANAGEMENT INFORMATION CIRCULAR

(Containing information as at May 26, 2014, unless indicated otherwise)

SOLICITATION OF PROXIES

This management information circular (the “Information Circular”) is provided in connection with the solicitation of proxies by the management of the Corporation for use at the annual general and special meeting of the shareholders of the Corporation (the “Meeting”) at the time and place and for the purposes set out in the accompanying notice of meeting and at any postponement or adjournment thereof. The solicitation will be made by mail and may also be supplemented by telephone or other personal contact to be made without special compensation by directors, officers and employees of the Corporation. The Corporation will bear the cost of this solicitation. The Corporation will not reimburse shareholders, nominees or agents for the cost incurred in obtaining from their principals authorization to execute forms of proxy.

APPOINTMENT OF PROXYHOLDER AND RIGHT OF REVOCATION OF PROXIES

Registered Shareholders

Registered shareholders may vote their common shares by attending the Meeting in person or by completing the enclosed proxy. Registered shareholders should deliver their completed proxies to CST Trust Company (“CST”), 320 Bay Street, B1 Level, Toronto, ON M5H 4A6 (by mail, electronic mail, telephone or internet according to the instructions on the proxy), not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting, otherwise the shareholder will not be entitled to vote at the Meeting by proxy.

To vote by telephone, a registered shareholder should call 1-888-489-7352. To vote electronically, a registered shareholder must go to the following Internet site: www.cstvotemyproxy.com and enter its personalized 13-digit-e-voting control number printed on the proxy form and follow the instructions on the screen. The registered shareholder may also submit its vote directly to the transfer agent by electronic mail at the following address: proxy@canstockta.com.

The persons named in the proxy are directors and/or officers of the Corporation and are proxyholders nominated by management. A shareholder has the right to appoint a person other than the nominees of management named in the enclosed proxy form to represent the shareholder at the Meeting. To exercise this right, a shareholder must insert the name of such nominee in the blank space provided. A person appointed as a proxyholder need not be a shareholder of the Corporation.

A registered shareholder may revoke a proxy by:

(a)

signing a proxy with a later date and delivering it at the place and within the time noted above;

(b)

signing and dating a written notice of revocation (in the same manner as the proxy is required to be executed, as set out in the notes to the proxy) and delivering it at the same address and within the same delays as hereinabove mentioned or two (2) business days preceding the day of the Meeting, or any adjournment thereof at which the proxy is to be used, or to the Chairman of the Meeting on the day of the Meeting or any postponement or adjournment thereof;

(c)

attending the Meeting or any postponement or adjournment thereof and registering with the scrutineer as a shareholder present in person, whereupon such proxy shall be deemed to have been revoked; or

(d)

in any other manner provided by law.

Management Information Circular

Virginia Mines Inc.

Beneficial Shareholder

The information set forth in this section is of significant importance as many shareholders do not hold their shares in the Corporation in their own name. Shareholders holding their shares through banks, trust companies, securities dealers or brokers, trustees or administrators of self-administered RRSP’s, RRIF’s, RESP’s and similar plans or other persons (any one of which is herein referred to as an “Intermediary”) or otherwise not in their own name (such shareholders herein referred to as “Beneficial Shareholders”) should note that only proxies deposited by shareholders appearing on the records maintained by the Corporation’s transfer agent as registered shareholders will be recognized and allowed to vote at the Meeting. If a shareholder’s shares are listed in an account statement provided to the shareholder by a broker, in all likelihood those shares are not registered in the shareholder’s name and that shareholder is a Beneficial Shareholder. Such shares are most likely registered in the name of the shareholder’s broker or an agent of that broker. In Canada the vast majority of such shares are registered under the name of CDS & Co., the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms. Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted at the Meeting at the direction of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients. Therefore, each Beneficial Shareholders should ensure that voting instructions are communicated to the appropriate party well in advance of the Meeting.

Regulation requires Intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Beneficial Shareholders have the option of not objecting to their Intermediary disclosing certain ownership information about themselves to the Corporation (such Beneficial Shareholders are designated as non-objecting beneficial owners or “NOBOs”) or objecting to their Intermediary disclosing ownership information about themselves to the Corporation (such Beneficial Shareholders are designated as objecting beneficial owners or “OBOs”).

In accordance with the requirements of National Instrument 54-101 Respecting Communication with Beneficial Owners of Securities of a Reporting Issuer, the Corporation has sent the notice of meeting, this Information Circular and a request for voting instructions (a “VIF”), instead of a proxy (the notice of meeting, Information Circular and VIF or proxy are collectively referred to as the (“Meeting Materials”) directly to the NOBOs and indirectly through Intermediaries to the OBOs. The Intermediaries (or their service companies) are responsible for forwarding the Meeting Materials to OBOs.

Meeting Materials sent to Beneficial Shareholders are accompanied by a VIF, instead of a proxy. By returning the VIF in accordance with the instructions noted on it, a Beneficial Shareholder is able to instruct the Intermediary (or other registered shareholder) how to vote the Beneficial Shareholder’s shares on the Beneficial Shareholder’s behalf. For this to occur, it is important that the VIF be completed and returned in accordance with the specific instructions noted on the VIF.

Once again this year, the Corporation has delegated the responsibility for obtaining instructions from Beneficial Shareholders to CST, which typically prepares a machine-readable VIF, mails these VIFs to Beneficial Shareholders and asks Beneficial Shareholders to return the VIFs, usually by way of mail, the Internet or telephone. CST then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting by proxies for which CST has solicited voting instructions. If you have any questions respecting the voting of shares held through an Intermediary, please contact that Intermediary for assistance.

For general inquiries, the transfer agent can be contacted by mail at:

CST Trust Company

320 Bay Street, B1 Level

Toronto, ON M5H 4A6

or by telephone:

within Canada and the United States 1-800-387-0825

and from all other countries (416) 682-3860

Management Information Circular

Virginia Mines Inc.

or by fax:

within Canada and the United States 1-866-781-3111 (free in North America)

and from all other countries (416) 368-2502

or by email:

inquiries@canstockta.com

In either case, the purpose of this procedure is to permit Beneficial Shareholders to direct the voting of the shares, which they beneficially own. A Beneficial Shareholder receiving a VIF cannot use that form to vote common shares directly at the Meeting. Beneficial Shareholders should carefully follow the instructions set out in the VIF including those regarding when and where the VIF is to be delivered. The VIF must be returned to CST (or instructions respecting the voting of shares must otherwise be communicated to CST) well in advance of the Meeting in order to have the shares voted. Should a Beneficial Shareholder who receives a VIF wish to attend the Meeting or have someone else attend on their behalf, the Beneficial Shareholder may request a legal proxy as set forth in the VIF, which will grant the Beneficial Shareholder or their nominee the right to attend and vote at the Meeting.

Only registered shareholders have the right to revoke a proxy. A Beneficial Shareholder who wishes to change a vote must, at least seven (7) days before the Meeting, arrange for its Intermediary to revoke the VIF.

The Meeting Materials are being sent to both registered and non-registered owners of the Corporation’s shares. If you are a Beneficial Shareholder and the Corporation or its agent has sent the Meeting Materials directly to you, your name and address and information about your holdings of the Corporation’s securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. By choosing to send the Meeting Materials to you directly, the Corporation (and not the Intermediary holding on your behalf) has assumed responsibility for (a) delivering the Meeting Materials to you and (b) executing your proper voting instructions. Please return your voting instructions as specified in the VIF.

EXERCISES OF DISCRETION BY PROXIES

If a shareholder specifies a choice with respect to any matter to be acted upon, the shareholder’s shares represented by proxy will be voted or withheld from voting by the proxyholder in accordance with those instructions on any ballot that may be called for. In the enclosed form of proxy, in the absence of any instructions in the proxy, it is intended that such shares will be voted by the proxyholder, if a nominee of management, IN FAVOUR of the motions proposed to be made at the Meeting as stated under the headings in the notice of meeting accompanying this Information Circular. If any amendments or variations to such matters, or any other matters, are properly brought before the Meeting, the proxyholder, if a nominee of management, will exercise discretion and vote on such matters in accordance with his/her/its best judgment.

The instrument of proxy enclosed, in the absence of any instructions in the proxy, also confers discretionary authority on any proxyholder other than the nominees of management named in the instrument of proxy with respect to the matters identified herein, amendments or variations to those matters, or any other matters which may properly be brought before the Meeting. To enable a proxyholder to exercise discretionary authority a shareholder must strike out the names of the nominees of management in the enclosed instrument of proxy and insert the name of the nominee in the space provided, and not specify a choice with respect to the matters to be acted upon. This will enable the proxyholder to exercise discretion and vote on such matters in accordance with his/her/its best judgment.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as disclosed herein, the Corporation is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any of the following persons in any matter to be acted upon at the Meeting:

(a)

each person who has been a director or executive officer of the Corporation at any time since the beginning of the Corporation’s last financial year;

(b)

each proposed nominee for election as a director of the Corporation; and

(c)

associate or affiliate of any of the foregoing.

Management Information Circular

Virginia Mines Inc.

AUTHORIZED CAPITAL STOCK, VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The authorized capital stock of the Corporation consists of an unlimited number of common shares. As of May 26, 2014, a total of 33,638,480 common shares of the Corporation were issued and outstanding. Each common share of the Corporation confers upon its holder the right to one (1) vote at the Meeting.

The Board of Directors of the Corporation (the “Board”) has fixed the close of business on May 26, 2014, as the record date (the “Record Date”) for determining which shareholders shall be entitled to receive notice of the Meeting and to vote in person or by proxy at the Meeting or any adjournment thereof. Pursuant to the Canada Business Corporations Act, the Corporation is required to prepare, no later than ten (10) days after the Record Date, an alphabetical list of the shareholders entitled to vote as of the Record Date that shows the number of shares held by each shareholder. A shareholder whose name appears on the list referred to above is entitled to vote the shares shown opposite his or her name at the Meeting.

As at the date hereof, to the knowledge of the Corporation’s directors and executive officers, the only person beneficially owning, controlling or directing, directly or indirectly, 10% or more of the number of common shares of the Corporation issued and outstanding is:

Name	Nature of Holding	Number of Shares	Percentage of Issued Shares
Mason Hill Advisors, LLC	Direct	4,037,740	12%

AGENDA

PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

The Corporation’s annual consolidated financial statements for the financial year ended February 28, 2014, and the auditors’ report thereon will be presented to the Meeting but will not be subject to a vote.

ELECTION OF DIRECTORS

The By-laws of the Corporation provide that the members of the Board are elected annually. Each director holds office until the next annual meeting of shareholders or until his successor is elected or appointed.

The mandate of André Gaumond, André Lemire, Pierre Labbé, Mario Jacob and Claude St-Jacques will expire at the Meeting on June 26, 2014. Management does not contemplate that any of the nominees will be unable to serve on the Board but, if this should occur for any reason prior to the Meeting, the person named in the enclosed form of proxy reserves the right to vote for another nominee at his discretion unless the shareholder has indicated in the form of proxy his wish to abstain from exercising the voting rights attached to his shares at the time of the election of the directors.

In accordance with the guidelines of the Toronto Stock Exchange, the Corporation has adopted a “majority voting policy” under which (a) the directors shall be elected individually; (b) the uncontested elections must be conducted at the majority; and (c) votes “abstained” will be considered “against” votes and will be counted as part of the total votes cast. Consequently, a director who receives a majority of votes “abstained” will be considered not to have received the support of the shareholders and would be required to tender his or her resignation. The Corporation shall disclose to the Toronto Stock Exchange, as the case may be, if a director receives a majority of “abstained” votes.

Set out below in tabular form, are the names of each person proposed to be nominated by the management of the Corporation for election as a director together with related information.

Management Information Circular

Virginia Mines Inc.

Name	Director Since	Last Position Held	Principal Occupation	Number of Common Shares over which Control is Exercised
André Gaumond Lac Beauport, Québec	November 30, 2005	President, Chief Executive Officer and Director	President and Chief Executive Officer of the Corporation	901,927 (3)
André Lemire(1) (2) Toronto, Ontario	November 30, 2005	Chairman of the Board and Director	President of LemVest Inc.	114,100
Claude St-Jacques(2) Québec, Québec	November 30, 2005	Director	President and Chairman of Société d’exploration minière Vior Inc.	35,546
Mario Jacob(1) (2) Lévis, Québec	November 30, 2005	Director	Managing Partner and COO of NCP Investment Management Inc.	-
Pierre Labbé(1) Lévis, Québec	April 22, 2008	Director	Vice-President and Chief Financial Officer of Quebec Port Authority	-

(1)

Member of the audit committee.

(2)

Member of the compensation committee.

(3)

Including the common shares held by Mincor Québec Inc. (“Mincor”), 9227-7094 Québec Inc. (both companies are private companies controlled by André Gaumond) and 9163-9971 Québec Inc., a wholly-owned subsidiary of Mincor, and also includes the common shares held by his children and his spouse.

Each nominee has provided the information concerning the number of common shares over which he exercises control or direction.

All of the nominees whose names are hereinabove mentioned, have previously been elected directors of the Corporation at a shareholders’ meeting for which an information circular was issued.

CORPORATE CEASE TRADE ORDERS, BANKRUPTCY, PENALTIES OR SANCTIONS

To the knowledge of the Corporation, none of the foregoing nominees for election as a director:

(a)

is, or within the last ten years, has been a director, chief executive officer, or chief financial officer of any company that:

(i)

was the subject of a cease trade, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under applicable securities legislation, and which, in all cases, was in effect for a period of more than 30 consecutive days (an “Order”), which Order was issued while the director or executive officer was acting in the capacity as director, chief executive officer, or chief financial officer of such company; or

(ii)

was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer, or chief financial officer of such company; or

(b)

is, or within the last ten years has been, a director or executive officer of any company that, while the proposed director was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager, or trustee appointed to hold its assets; or

(c)

has, within the last ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets.

To the knowledge of the Corporation, none of the nominees for election as director has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

Management Information Circular

Virginia Mines Inc.

You can vote for the election of all the candidates described above, vote for the election of some of them and withhold from voting for others, or withhold from voting for all of them.

The persons designated in the accompanying proxy form will vote IN FAVOUR of the appointment of André Gaumond, André Lemire, Pierre Labbé, Mario Jacob and Claude St-Jacques as directors of the Corporation, unless the shareholder specifies in the proxy form to withhold from voting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Interpretation

“Named Executive Officer” (“NEO”) means:

(a)

a Chief Executive Officer (“CEO”);

(b)

a Chief Financial Officer (“CFO”);

(c)

each of the three (3) most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000 for that financial year; and

(d)

each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the Corporation, nor acting in a similar capacity, at the end of that financial year.

The NEOs who are the subject of this Compensation Discussion and Analysis are André Gaumond, President and CEO, Paul Archer, Vice-President Exploration, and Robin Villeneuve, CFO.

Compensation Program Objectives

The objectives of the Corporation’s executive compensation program are as follows:

(a)

to attract, retain and motivate talented executives who create and sustain the Corporation’s continued success;

(b)

to align the interests of the Corporation’s executives with the interests of the Corporation’s shareholders; and

(c)

to provide total compensation to executives that is competitive with that paid by other companies of comparable size engaged in similar business in appropriate regions.

Overall, the executive compensation program aims to design compensation packages that meet compensation packages for executives with similar talents, qualifications and responsibilities within corporations with similar characteristics. The Corporation is a mining exploration company. As a result, the use of traditional performance standards, such as corporate profitability, is not considered by the Corporation to be appropriate in the evaluation of the performance of the NEOs.

Purpose of the Compensation Program

The Corporation’s executive compensation program has been designed to reward executives for reinforcing the Corporation’s business objectives and values, and for their individual performances.

Management Information Circular

Virginia Mines Inc.

Elements of the Compensation Program

The executive compensation program consists of a combination of base salary and stock options.

Purpose of Each Element of the Executive Compensation Program

The base salary of an NEO is intended to attract and retain executives.

The use of stock options encourages and rewards performance by aligning an increase in each NEO’s compensation with increases in the value of the shareholders’ investments.

DETERMINATION OF THE AMOUNT OF EACH ELEMENT OF THE EXECUTIVE COMPENSATION PROGRAM

Compensation and Nominating Committee

Compensation of the NEOs of the Corporation, other than the CEO, is reviewed annually by the CEO, who makes recommendations to the compensation and nominating committee (the “Committee”). The Committee reviews the recommendations of the CEO and makes its own recommendations to the Board, which approves the compensation of the NEOs based on the recommendations of the Committee. Compensation for the CEO is reviewed annually by the Committee, which then makes recommendations to the Board. The Board approves the base salary of each NEO based on the recommendations of the Committee.

During the most recently completed financial year, the members of the Committee were Mario Jacob, André Lemire and Claude St-Jacques.

Base Salary

The base salary review of each NEO takes into consideration the current competitive market conditions, experience, performance, and the particular skills of the NEO. Base salary is not evaluated against a formal peer group. The Committee relies on the general experience of its members in setting base salary amounts.

Stock Options

A stock option plan of the Corporation is in force since February 17, 2006 (the “Plan”).

The purpose of the Plan is to motivate eligible persons to exert their best efforts by encouraging equity participation in the Corporation through the grant of stock options to acquire common shares (the “Options”).

As at the date hereof, there were outstanding Options entitling to subscribe for an aggregate of 1,840,800 common shares, representing 5.5% of the issued and outstanding number of common shares of the Corporation (the “Outstanding Issue”), and unallocated Options to subscribe for an aggregate of 1,523,048 common shares, representing 4.5% of the Outstanding Issue.

For several years, the Board has developed a process to grant Options on a biannual basis (usually in mid-January and mid-July). Typically, Options representing approximately 1% of the Outstanding Issue are granted annually.

In accordance with the requirements of paragraph 613(d) of the TSX Company Manual, the following text describes the material features of the Plan prior to the implementation of proposed amendments discussed under “Amendments to the Stock Option Plan”:

(a)

Number of Common Shares Issuable. Currently, a maximum of 10% of the number of common shares of the Outstanding Issue may be issued under the Plan. The Plan is thus a “rolling plan” where the maximum number of common shares issuable is set at a fixed percentage of the Outstanding Issue from time to time rather than as of a specific date.

Management Information Circular

Virginia Mines Inc.

(b)

Eligible Optionnees. The Plan is for the benefit of the directors, officers, employees and service providers of the Corporation or of any subsidiary of the Corporation, or of personal holding corporations controlled by such grantees or registered retirement savings plans established by such grantees.

(c)

Insider Participation Limit. The number of common shares issuable under the Plan, and under any other employee stock option plans or other share compensation arrangements of the Corporation, to insiders of the Corporation, and of any affiliate or subsidiary of the Corporation, shall not exceed 10% of the Outstanding Issue, and the number of common shares issued within a one-year period pursuant to the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation to insiders of the Corporation, or of any affiliate or subsidiary of the Corporation, shall not exceed 10% of the Outstanding Issue.

(d)

Individual Limit. The aggregate number of common shares which may be reserved for issuance to any one person under the Plan shall not exceed the number of common shares remaining after the aggregate number of common shares reserved under the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation held by such person on the date of the grant is subtracted from 5% of the Outstanding Issue on the date of the grant of such Option.

(e)

Option Price. The exercise price of the Options (the “Option Price”) must be greater than the closing price for board lots on the TSX at the closing of the markets on the business day immediately prior to the grant. If no trades were registered the day before the grant, the closing price will be substituted by the average bid and asked quotations for the business day immediately prior to the grant.

(f)

Option Period. Options may be granted for a maximum period of ten (10) years (the “Option Period”).

(g)

No Assignment. The Options are non-assignable and non-transferable.

(h)

Financial Assistance. The Plan does not include any provision with respect to financial assistance to Optionnees to facilitate the purchase of securities under the Plan.

(i)

Adjustments. In the event of split-up, consolidation, conversion or any other type of modification regarding the common shares, the number and exercise price of the common shares issuable under the Plan as well as the maximum number of common shares issuable under the Plan will be proportionally and equitably adjusted as determined by the Board.

(j)

Termination of Exercise Right. Upon the termination of employment for any reason other than the Optionee’s death, permanent disability or dismissal for cause, the Optionee’s Options will expire ninety (90) days following the date of termination, subject to the Option Period.  In the case of death, the Options granted to the Optionee will expire twelve (12) months following the date of death, subject to the Option Period. Upon the termination of employment for permanent disability, the Optionee’s Options will expire six (6) months following the date of termination, subject to the Option Period. Upon the termination of employment for cause, the Optionee’s Options will expire thirty (30) days following the date of termination, subject to the Option Period.

(k)

Amendments to the Plan Requiring Shareholder Approval. Subject to applicable regulatory approvals and except as provided for in the Plan, the Board may amend, suspend, terminate or discontinue the Plan and may amend the terms and conditions of Options, provided, however, that if the Board wishes to increase the maximum percentage, extend the Option Period, reduce the Option Price or proceed with material changes to the terms and conditions of the Plan, shareholders’ approval will be required.

(l)

Amendments to the Plan Not Requiring Shareholder Approval. Without limiting the generality of the foregoing, but subject to TSX approval the Board may make the following amendments to the Plan, without obtaining shareholders’ approval:

(i)

amendments to the terms and conditions of the Plan necessary to ensure that it complies with the applicable regulatory requirements, including the rules of the TSX, in place from time to time;

Management Information Circular

Virginia Mines Inc.

(ii)

amendments respecting the administration of the Plan and eligibility for participation; and

(iii)

amendments that are of a “housekeeping” nature.

Link to Overall Compensation Objectives

Each element of the executive compensation program has been designed to meet one or more objectives of the overall program.

The fixed base salary of each NEO, combined with the granting of stock options, has been designed to provide total compensation, which the Board believes is competitive with that paid by other exploration companies of comparable size.

Risk Considerations

General

The Board is aware that its compensation policies and practices are likely to have consequences – albeit unintentional - in terms of risks.

The Committee regularly reviews the consequences of certain risks that are associated with such policies and practices, all in order to identify practices that could influence a director or a member of senior management to expose the Corporation to undue risk.

The Committee has also conducted such a review as part of the preparation of this circular.

Generally, these policies and practices have been developed in order to preserve the best interests of the Corporation and those of its shareholders.

Specifically, the Committee reviews, discusses and approves the annual compensation of senior management, which is mainly comprised of an annual salary together with stock options granted under the Plan. The Committee may also review these forms of compensation and make recommendations to the Board.

The Committee is responsible for reviewing and approving the relevant goals of the President and CEO, assess his performance and make recommendations to the Board as to his level of compensation. For other members of senior management, compensation proposals are submitted annually to the Committee by the CEO, and recommendations are then made by the Committee to the Board.

Stock Options

The Plan is designed to attract and retain competent officers and directors within the Corporation. It is part of the alignment of interests of senior management and directors with those of shareholders of the Corporation. Besides being the main component of the long-term incentive compensation offered to directors and senior management, the Plan also aims to reward and retain employees of the Corporation and people who provide ongoing consulting services or management.

This form of compensation is both “long term” and “at risk”, since it is largely linked to the creation of long-term value.

Stock options are usually granted to the following people:

Directors (excluding the executive officers)

10% - 15%

Executive officers:

20% - 30%

Other officers and employees:

30% - 50%

Consultants and service providers:

15% - 35%

Management Information Circular

Virginia Mines Inc.

However, these proportions can be adjusted to reflect the number of employees and service providers and the Corporation’s level of activity, or for fairness’ sake or search for opportunities. In addition, the Corporation reserves the right to grant stock options to attract qualified personnel or new service providers to remain competitive in the mining industry.

Thus, this form of compensation is not specifically linked to the obtaining of specific results or milestones, but rather is intended to retain and encourage grantees to work continuously and in the best interest of the Corporation and its shareholders.

Since the benefits of this form of compensation generally require the lapse of a period of time, the Committee considers that the ability of the directors or members of senior management to take undue risks that would be excessive or beneficial from the point of view of their compensation and to the detriment of the Corporation and its shareholders, is extremely limited.

Salary

The salary is the residual portion of total compensation of an officer. The Committee considers it is unlikely that a director or member of senior management decides to take undue or excessive risk to the Corporation or which would be personally beneficial in terms of his compensation.

Salaries are subject to annual, measured increases in the range of 2.5% to 3%. At times, some salaries may be adjusted to take account of special circumstances.

Conclusion

Due to the current size and level of activities of the Corporation, the Board and the Committee are able to monitor and review the risks associated with its compensation policies and practices. Such risks can be identified and mitigated through regular meetings during which financial or other information is reviewed.

No risk resulting from the compensation practices and policies of the Corporation and that are reasonably likely to have a material adverse effect on the Corporation or its business has been identified by the Committee.

Currently, the Committee believes that the compensation practices and policies do not favor senior management to expose the Corporation to inappropriate risks. The high stability of the composition of the Board, and the continued dedication of its members for many years, illustrate their appropriateness in light of the risks related to of compensation.

Summary Compensation Table

The following table presents information concerning all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, to NEOs by the Corporation for services in all capacities to the Corporation for the three (3) most recently completed financial years:

Management Information Circular

Virginia Mines Inc.

Name and Principal Position	Year	Salary	Bonus	Share-Based Awards	Option-Based Awards (1)	Non-Equity Incentive Plan Compensation		Pension Value	All other Compensation	Total Compensation
						Annual Incentive Plans	Long Term Incentive Plans
		($)	($)	($)	($)	($)	($)	($)	($)	($)
André Gaumond President and CEO	2014	300,502	-	-	-	-	-	-	-	300,502
	2013	298,053	-	-	127,194	-	-	-	-	425,247
	2012	283,859	-	-	138,141	-	-	-	-	422,000
Paul Archer Vice-President Exploration	2014	220,088	-	-	-	-	-	-	-	220,088
	2013	217,659	-	-	71,547	-	-	-	-	289,206
	2012	212,893	-	-	77,704	-	-	-	-	290,597
Robin Villeneuve CFO	2014	185,908	-	-	-	-	-	-	-	185,908
	2013	175,777	-	-	63,597	-	-	-	16,789	256,163
	2012	165,905	-	-	64,596	-	-	-	-	230,501

(1)

The fair value of each option granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: weighted average risk free interest rate: 1.39% in 2013 and 1.83% in 2012; weighted average expected volatility 44% in 2013 and 48% in 2012; weighted average expected life: 5.8 years in 2013 and 6 years in 2012; and weighted average expected dividend yield: nil for 2013 and 2012.

Plan Awards Outstanding Share-Based Awards and Stock-Option-Based Awards

The following table sets forth information in respect of all share-based awards and stock-option-based awards outstanding at the end of the most recently completed financial year to the NEOs of the Corporation:

	Stock-Option-Based Awards				Share-Based Awards
Name	Number of securities underlying unexercised stock options	Stock option exercise price	Stock option expiry date	Value of unexercised in-the-money stock options(1)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested
	(#)	($)		($)	(#)	($)
André Gaumond	65,000	4.44	April 6, 2016	573,950	-	-
	100,000	3.89	July 19, 2016	938,000	-	-
	18,000	4.27	January 16, 2017	162,000	-	-
	16,000	6.30	July 16, 2017	111,520	-	-
	16,000	7.06	January 14, 2018	99,360	-	-
	16,000	5.41	July 14, 2018	125,760	-	-
	16,000	3.21	January 15, 2019	160,960	-	-
	16,000	3.57	July 10, 2019	155,200	-	-
	15,000	5.60	January 15, 2020	115,050	-	-
	16,000	7.21	July 19, 2020	96,960	-	-
	16,000	7.68	January 18, 2021	89,440	-	-
	16,000	9.18	July 15, 2021	65,440	-	-
	16,000	9.04	January 13, 2022	67,680	-	-
	16,000	9.00	July 13, 2022	68,320	-	-
	16,000	9.87	January 15, 2023	54,400	-	-
Paul Archer	67,500	4.44	April 6, 2016	596,025	-	-
	46,300	3.89	July 19, 2016	434,294	-	-
	10,000	4.27	January 16, 2017	90,000	-	-
	9,000	6.30	July 16, 2017	62,730	-	-
	9,000	7.06	January 14, 2018	55,890	-	-
	9,000	5.41	July 14, 2018	70,740	-	-
	9,000	5.60	January 15, 2020	69,030	-	-
	9,000	7.21	July 19, 2020	54,540	-	-
	9,000	7.68	January 18, 2021	50,310	-	-
	9,000	9.18	July 15, 2021	36,810	-	-
	9,000	9.04	January 13, 2022	38,070	-	-
	9,000	9.00	July 13, 2022	38,430	-	-
	9,000	9.87	January 15, 2023	30,600	-	-

Management Information Circular

Virginia Mines Inc.

	Stock-Option-Based Awards				Share-Based Awards
Name	Number of securities underlying unexercised stock options	Stock option exercise price	Stock option expiry date	Value of unexercised in-the-money stock options(1)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested
	(#)	($)		($)	(#)	($)
Robin Villeneuve	100,000	6.10	June 16, 2018	717,000	-	-
	7,000	7.21	July 19, 2020	42,420	-	-
	7,000	7.68	January 18, 2021	39,130	-	-
	7,000	9.18	July 15, 2021	28,630	-	-
	8,000	9.04	January 13, 2022	33,840	-	-
	8,000	9.00	July 13, 2022	34,160	-	-
	8,000	9.87	January 15, 2023	27,200	-	-

(1)

Based on the closing price of the common shares on the TSX on February 28, 2014 ($13.27).

Plan Awards – Value Vested or Earned During the Most Recently Completed Financial Year

Name	Stock-option-based awards – Value vested during the year	Share-based awards – Value vested during the year	Non-equity incentive plan compensation – Value earned during the year
	($)	($)	($)
André Gaumond	-	-	-
Paul Archer	-	-	-
Robin Villeneuve	-	-	-

Pension Plan Benefits

The Corporation does not have a Defined Benefits Pension Plan or a Defined Contribution Pension Plan.

Termination Benefits

On December 31, 2007, the Corporation entered into an employment agreement with Mr. André Gaumond, its President and Chief Executive Officer. As at January 1, 2014, Mr. Gaumond’s annual base salary was set at $306,835 and is thereafter subject to annual review. Should Mr. Gaumond’s contract be terminated by the Corporation without cause, Mr. Gaumond will be entitled to receive a severance payment, by way of a lump sum, equal to his base salary for the last twelve (12) months, on the condition that he accomplishes all acts required to facilitate his departure including the transfer of all current files to his successor, who will have been designated by the Corporation. In the event of a Change of control (as defined below), the Corporation shall be entitled, within three (3) months following such Change of control, to terminate Mr. Gaumond’s employment agreement and shall pay Mr. Gaumond a severance payment equal to eighteen (18) months of his base salary, which shall be paid by the Corporation at the time of termination by way of lump sum.

On December 31, 2007, the Corporation entered into an employment agreement with Mr. Paul Archer, its Vice-President Exploration. As at January 1, 2014, Mr. Archer’s annual base salary was set at $230,126 and is thereafter subject to annual review. Should Mr. Archer’s contract be terminated by the Corporation without cause, Mr. Archer will be entitled to receive a severance payment, by way of a lump sum, equal to his base salary for the last twelve (12) months, at the condition that he accomplishes all acts required to facilitate his departure including the transfer of all current files to his successor, who will have been designated by the Corporation. In the event of a Change of control (as defined below), the Corporation shall be entitled, within three (3) months following such Change of control, to terminate Mr. Archer’s employment agreement and shall pay Mr. Archer a severance payment equal to eighteen (18) months of his base salary, which shall be paid by the Corporation at the time of termination by way of lump sum.

Management Information Circular

Virginia Mines Inc.

On May 12, 2008, the Corporation entered into an employment agreement with Mr. Robin Villeneuve, its Chief Financial Officer. As at January 1, 2014, Mr. Villeneuve’s annual base salary was set at $189,825 and is subject to annual review. Should the Corporation terminate Mr. Villeneuve’s contract without cause, Mr. Villeneuve shall be entitled to receive a severance payment, by way of a lump sum, equal to twelve (12) months base salary, at the condition that Mr. Villeneuve accomplishes all acts necessary to facilitate his departure including the transfer of all current files to his successor, who shall have been designated by the Corporation. In the event of a Change of control (as defined below), the Corporation shall be entitled, within three (3) months following such Change of control, to terminate Mr. Villeneuve’s employment agreement and shall pay Mr. Villeneuve a severance payment equal to eighteen (18) months of his base salary, which shall be paid by the Corporation at the time of termination by way of lump sum.

For the purposes of this section, the terms “Change of control” and “Control” shall have the following meaning:

“Change of Control” means:

(a)

the acquisition of a certain percentage of the shares of the Corporation representing the Control of the Corporation;

(b)

the amalgamation, arrangement, reorganization or any other transaction where the Corporation is not the surviving entity or following which the Corporation’s shares will be converted into cash, securities or other property, with the exception of:

(i)

an amalgamation pursuant to which the shareholders of the Corporation, immediately before the amalgamation, hold the same proportion of shares of the amalgamated corporation; or

(ii)

amalgamation, arrangement, reorganization or any other transaction pursuant to which (i) the number of common shares of the Corporation, calculated immediately before the completion of one of these transactions, continues to represent (following conversion into voting shares of the resulting corporation) more than fifty percent (50%) of the votes of the resulting corporation following the completion of one of the aforementioned transactions and (ii) the members of the Board of the Corporation, immediately preceding the completion of one of these transactions, will constitute a majority of directors of the resulting corporation;

(c)

the sale, exchange or any other transfer (in one transaction or a series of related transactions) of all or an important part of the Corporation’s assets;

(d)

a liquidation or dissolution of the Corporation approved by the shareholders;

(e)

a change of the majority of the current directors of the Corporation approved by the Corporation’s shareholders, other than their replacement in the normal course of business;

(f)

the combination of any of the foregoing transactions.

“Control” means an individual or corporation (i) which holds – or is the beneficial holder of – other than by way of security only, securities entitling to more than fifty percent (50%) of the maximum available votes to elect the directors of the Corporation or (ii) which securities entitle the right to vote which, if exercised, would enable such holder to elect the majority of the directors of the Corporation.

Director Compensation

Director Compensation Table

The following table sets forth information with respect to all amounts of compensation provided to the directors of the Corporation for the most recently completed financial year.

Management Information Circular

Virginia Mines Inc.

Name	Fees earned	Share-based awards	Stock-option-based awards	Non-equity incentive plan compensation	Pension value	All other compensation	Total
	($)	($)	($)	($)	($)	($)	($)
André Lemire	37,000	-	-	-	-	-	37,000
Claude St-Jacques	29,000	-	-	-	-	-	29,000
Mario Jacob	34,000	-	-	-	-	-	34,000
Pierre Labbé	35,000	-	-	-	-	-	35,000

Plan Awards – Outstanding Share-Based Awards – Stock-Option-Based Awards

The following table sets forth information in respect of all share-based awards and stock-option-based awards outstanding at the end of the most recently completed financial year to the directors of the Corporation:

Name	Stock-Option-Based Awards				Share-Based Awards
	Number of securities underlying unexercised stock options	Stock option exercise price	Stock option expiry date	Value of unexercised in-the-money stock options(1)	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested
	(#)	($)		($)	(#)	($)
André Lemire	5,000	4.27	January 16, 2017	45,000	-	-
	5,000	6.30	July 16, 2017	34,850	-	-
	5,000	7.06	January 14, 2018	31,050	-	-
	5,000	5.41	July 14, 2018	39,300	-	-
	5,000	3.21	January 15, 2019	50,300	-	-
	5,000	3.57	July 10, 2019	48,500	-	-
	5,000	5.60	January 15, 2020	38,350	-	-
	5,000	7.21	July 19, 2020	30,300	-	-
	5,000	7.68	January 18, 2021	27,950	-	-
	5,000	9.18	July 15, 2021	20,450	-	-
	5,000	9.04	January 13, 2022	21,150	-	-
	5,000	9.00	July 13, 2022	21,350	-	-
	5,000	9.87	January 15, 2023	17,000	-	-
Claude St-Jacques	5,000	4.44	April 6, 2016	44,150	-	-
	4,000	4.27	January 16, 2017	36,000	-	-
	4,000	6.30	July 16, 2017	27,880	-	-
	4,000	7.06	January 14, 2018	24,840	-	-
	4,000	5.41	July 14, 2018	31,440	-	-
	4,000	5.60	January 15, 2020	30,680	-	-
	4,000	7.21	July 19, 2020	24,240	-	-
	4,000	7.68	January 18, 2021	22,360	-	-
	4,000	9.18	July 15, 2021	16,360	-	-
	4,000	9.04	January 13, 2022	16,920	-	-
	4,000	9.00	July 13, 2022	17,080	-	-
	4,000	9.87	January 15, 2023	13,600	-	-
Mario Jacob	4,000	6.30	July 16, 2017	27,880	-	-
	4,000	7.06	January 14, 2018	24,840	-	-
	4,000	5.41	July 14, 2018	31,440	-	-
	4,000	3.21	January 15, 2019	40,240	-	-
	4,000	3.57	July 10, 2019	38,800	-	-
	4,000	5.60	January 15, 2020	30,680	-	-
	4,000	7.21	July 19, 2020	24,240	-	-
	4,000	7.68	January 18, 2021	22,360	-	-
	4,000	9.18	July 15, 2021	16,360	-	-
	4,000	9.04	January 13, 2022	16,920	-	-
	4,000	9.00	July 13, 2022	17,080	-	-
	4,000	9.87	January 15, 2023	13,600	-	-
Pierre Labbé	11,000	7.08	April 22, 2018	68,090	-	-
	4,000	5.60	January 15, 2020	30,680	-	-
	4,000	7.21	July 19, 2020	24,240	-	-
	4,000	7.68	January 18, 2021	22,360	-	-
	4,000	9.18	July 15, 2021	16,360	-	-
	4,000	9.04	January 13, 2022	16,920	-	-
	4,000	9.00	July 13, 2022	17,080	-	-
	4,000	9.87	January 15, 2023	13,600	-	-

(1)

Based on the closing price of the common shares on the TSX on February 28, 2014 ($13.27).

Management Information Circular

Virginia Mines Inc.

Plan Awards – Value Vested or Earned During the Most Recently Completed Financial Year

The following table presents information concerning value vested with respect to stock-option-based awards and share-based awards for the directors of the Corporation during the most recently completed financial year:

Name	Stock-option-based awards Value vested during the year	Share-based awards Value vested during the year	Non-equity incentive plan compensation Value earned during the year
	($)	($)	($)
André Lemire	-	-	-
Claude St-Jacques	-	-	-
Mario Jacob	-	-	-
Pierre Labbé	-	-	-

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out, as of the end of the most recently completed financial year, all required information with respect to compensation plans under which equity securities of the Corporation are authorized for issuance on the date hereof:

Plan Category	Number of securities to be issued upon exercise of outstanding stock options, warrants and rights	Weighted-average exercise price of outstanding stock options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	1,840,800 333,500 (1)	$6.74 $11.26	1,189,548
Equity compensation plans not approved by securityholders	-	-	-

(1)

During the year ended February 28, 2014, the Corporation granted a total of 333,500 stock options, which are governed by the current stock option plan, but are subject to ratification by the shareholders of the Corporation at the Meeting. See “Ratification of 2013-2014 Stock Options”.

STATEMENT OF CORPORATE GUVERNANCE

The text of the Statement of Corporate Governance is attached hereto as Schedule A.

LIABILITY INSURANCE

The Corporation has an insurance policy covering civil liability of its directors and officers. The annual premium payable by the Corporation amounts to $18,708. The total amount of the insurance coverage under the policy is $10,000,000 and covers globally the directors and officers. The deductible is $25,000 globally for each claim.

PERFORMANCE GRAPH

The following graph and table illustrate the Corporation’s cumulative shareholder return based upon a $100 investment as at February 26, 2010, February 28, 2011, February 29, 2012, February 28, 2013 and February 28, 2014 compared to the cumulative shareholder return from a similar investment in the S&P/TSX Composite Index over the same period.

Management Information Circular

Virginia Mines Inc.

	February 26, 2010	February 28, 2011	February 29, 2012	February 28, 2013	February 28, 2014
Virginia	$100	$149	$168	$173	$236
S&P/TSX	$100	$122	$109	$110	$122

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

During the fiscal year ended February 28, 2014, and as at the date of this Information Circular, none of the directors, executive officers, employees (or previous directors, executive officers or employees of the Corporation), each proposed nominee for election as a director of the Corporation (or any associate of a director, executive officer or proposed nominee) was or is indebted to the Corporation with respect to the purchase of securities of the Corporation and for any other reason pursuant to a loan.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Information Circular or in the audited consolidated financial statements for the year ended February 28, 2014, the management of the Corporation is not aware of any material interest, direct or indirect, that any director, proposed director, officer, shareholder of the Corporation holding, directly or indirectly, as beneficial owner, more than 10% of the outstanding common shares of the Corporation or any associate or affiliate of any such persons would have in any material transaction concluded since the beginning of the last financial year of the Corporation or in any proposed transaction which had or could have a material effect on the Corporation.

APPOINTMENT OF AUDITORS AND AUTHORIZATION GIVEN

TO THE BOARD TO FIX THE REMUNERATION OF THE AUDITORS

The auditors of the Corporation are PricewaterhouseCoopers, LLP/s.r.l./s.e.n.c.r.l., of Québec City, Québec.

The management proposes that PricewaterhouseCoopers, LLP/s.r.l./s.e.n.c.r.l., be appointed as auditors of the Corporation for the financial year ending February 28, 2015, and that the Board be authorized to fix the remuneration of the auditors.

The persons designated in the accompanying proxy form will vote IN FAVOUR of the appointment of PricewaterhouseCoopers, LLP/s.r.l./s.e.n.c.r.l., as auditors of the Corporation and that the Board be authorized to fix their remuneration, unless the shareholder specifies in the proxy form to withhold from voting.

Management Information Circular

Virginia Mines Inc.

AUDIT COMMITTEE

Charter and Composition of the Audit Committee

The Charter of the audit committee is attached to the annual information form of the Corporation for the year ended February 28, 2014.

The members of the audit committee of the Corporation are Pierre Labbé, André Lemire and Mario Jacob. All such members are financially literate and independent members of the audit committee, as such terms are defined in Multilateral Instrument 52-110 Respecting Audit Committees (“MI 52-110”).

Relevant Education and Experience

Mr. Pierre Labbé, Chairman of the Audit Committee, holds a Bachelor's Degree in Business Administration and a license in accounting from Laval University, Quebec City. He is a member of the Ordre des comptables professionnels agréés du Québec and of Chartered Professional Accountants of Canada. Mr. Labbé is fully qualified to perform as president and financial expert of the Audit Committee.

Mr. André Lemire earned his degree in Economics from the Ottawa University. He sat on the audit committee of various companies. Mr. Lemire has the level of financial expertise needed to fulfill its obligations as a member of the Company’s audit committee. Mr. Lemire was also Governor of the Montréal Stock Exchange from 1994 to 1996.

Mr. Mario Jacob is a lawyer by profession; however his practice has always been related to business financing. He has undertaken additional training with the specific objective of understanding all aspects of corporate finance. To this end, he successfully completed the course offered by the Canadian Securities Institute that led to his certification as an investment dealer. This training included all aspects related to the reading and understanding of the financial statements of a company. He also successfully completed the “Understanding and Analysis of Financial Statements” course offered by the Bar of Quebec. He has all the necessary requirements to carry out his role on the audit committee.

Audit Committee Oversight

At no time since the commencement of the Corporation’s last financial year was a recommendation of the audit committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Corporation’s most recently completed financial year has the Corporation relied on the following provisions or exemptions.

(a)

Section 2.4 of MI 52-110 (De Minimis Non-Audit Services);

(b)

Section 3.2 of MI 52-110 (Initial Public Offerings);

(c)

Paragraph 3.3(2) of MI 52-110 (Controlled Companies);

(d)

Section 3.4 of MI 52-110 (Events Outside Control of Members);

(e)

Section 3.5 of MI 52-110 (Death, Disability or Resignation of Audit Committee Member);

(f)

Section 3.6 of MI 52-110 (Exceptional Circumstances);

(g)

Section 3.8 of MI 52-110 (Acquisition of Financial Literacy);

(h)

Part 8 of MI 52-110 (Exemptions).

Management Information Circular

Virginia Mines Inc.

Pre-Approval Policies and Procedures

The audit committee of the Corporation has adopted specific policies and procedures for the engagement of non-audit services.

External Auditors Service Fees

The aggregate fees billed by the Corporation’s external auditors in each of the two (2) last fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees	Audit-Related Fees	Tax Fees	Other Fees
February 28, 2014	$147,980	$10,332	$212,018	$26,315
February 28, 2013	$136,151	-	$43,755	-

STOCK OPTION PLAN

A.

APPROVAL OF UNALLOCATED STOCK OPTIONS

The material terms of the current stock option plan of the Corporation (the “Plan”) are described in this Information Circular under the heading “Stock Options”.

The TSX Company Manual provides that all unallocated stock options under a rolling stock option plan such as the Plan (i.e. a plan not providing for the issuance of a fixed maximum number of securities) must be approved by a majority of the directors and the shareholders every three (3) years.

At the Meeting, the shareholders will be asked to approve all unallocated options under the Plan until June 26, 2017 and to pass the following resolution (the “Unallocated Stock Options Resolution”):

BE IT RESOLVED:

THAT all unallocated stock options under the Plan be approved and authorized until June 26, 2017, the whole as described in the Information Circular dated May 26, 2014.

THAT any director or officer of the Corporation is hereby authorized, for and on behalf of the Corporation, to execute and deliver all documents and instruments, and to do all other things as in the opinion of such director or officer may be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument or the taking of any such actions.

If the Unallocated Stock Options Resolution is not passed, no further stock options will be granted under the Plan and previously granted stock options will not be available for re-allocation if they are cancelled or they terminate prior to exercise.

B.

RATIFICATION OF 2013-2014 STOCK OPTIONS

At the annual and special meeting of the shareholders of the Corporation held on June 26, 2013 (the “2013 Meeting”), the shareholders have approved and passed a resolution authorizing all unallocated options under the Plan until June 26, 2016.

However, on June 26, 2013, the TSX notified the Corporation that it could not acknowledge such approval, considering that the information circular that was sent for the 2013 Meeting has not been pre-cleared with the TSX and was not providing the disclosure contemplated under paragraph 613(d) of the TSX Company Manual (the “TSX Notice”).

Management Information Circular

Virginia Mines Inc.

Thereafter, and after consultation with the TSX, the Board has granted the following stock options:

July 29, 2013: 168,250 stock options having an exercise price of $9.73 per share and valid until July 29, 2023:

Directors (excluding Executive Officers):

17,000

Executive Officers:

33,000

Other Officers and Employees:

78,750

Consultants and Service Providers:

39,500

January 15, 2014: 165,250 stock options having an exercise price of $12.81 per share and valid until January 15, 2024:

Directors (excluding Executive Officers):

17,000

Executive Officers:

33,000

Other Officers and Employees:

78,750

Consultants and Service Providers:

36,500

(collectively, the “2013-2014 Options”).

However, considering the TSX Notice, the 2013-2014 Options were granted subject their ratification by the shareholders at the Meeting, and thus cannot be exercised prior to such ratification.

At the Meeting, the shareholders will be asked to ratify the 2013-2014 Options and to pass the following resolution (the “2013-2014 Options Resolution”):

BE IT RESOLVED

THAT the 2013-2013 Stock Options be ratified, the whole as described in the Information Circular dated May 26, 2014.

THAT any director or officer of the Corporation is hereby authorized, for and on behalf of the Corporation, to execute and deliver all documents and instruments, and to do all other things as in the opinion of such director or officer may be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument or the taking of any such actions.

If the 2013-2014 Options Resolution is not passed, the 2013-2014 Options will be immediately terminated.

C.

AMENDMENTS TO THE STOCK OPTION PLAN

The Plan is in place since February 17, 2006.

After eight (8) years, the Board considers advisable to improve various provisions of the Plan, by eliminating repetitive language and integrating useful and clear definitions and updating certain provisions to reflect various new concepts contemplated under applicable securities regulations since the initial implementation of the Plan. The Board also deems advisable to include additional provisions applicable to blackout periods, vesting periods, takeover bids and business combinations.

A copy of the proposed amended and restated stock option plan is included as Schedule B to this Information Circular.

Management Information Circular

Virginia Mines Inc.

The material proposed amendments are the following:

(a)

Black-Out Period. If Options expires during a period during which an Optionee is prohibited from exercising Options due to a trading black-out period imposed by the Corporation to restrict trades in its securities (a “Black-Out Period”) or during any contractual lock-up period, then the Options shall expire five (5) business days after the Black-Out Period, or contractual lock-up period, is lifted by the Corporation.

(b)

Evergreen Plan. Provisions providing for the replenishment of the number of common shares reserved under the Plan when Options are exercised, expire or are cancelled.

(c)

Vesting Periods. The Board may provide that the right to exercise the Options will vest immediately or in instalments over the life of the Options, with the Options being fully-exercisable only when such period required time period or periods have elapsed, and in connection therewith determine the terms under which vesting of the Options may be accelerated. The Options shall vest immediately upon a “Take Over Bid” (within the meaning of applicable securities laws) or a “Change of Control” (as hereinabove defined under section “Termination Benefits”).

(d)

Take Over Bid. If, at any time when an Option granted under the Plan remains unexercised, a Take Over Bid is made by a third party, the Corporation shall use its best efforts to bring such offer to the attention of the Optionee as soon as practicable and the Board may, in a fair and equitable manner, require the acceleration of the Option Period and of the time for the fulfillment of any conditions or restrictions on such exercise.

(e)

Business Combination. If, because of any proposed amalgamation, arrangement, reorganization or any other corporate transaction of the same nature (a “Business Combination”), the exchange or replacement of common shares of the Corporation for securities, property or cash in or from another corporation is imminent, the Board may, in a fair and equitable manner, determine the manner in which all unexercised options granted under the Plan shall be treated including, for example, requiring the acceleration of the Option Period and of the time for the fulfillment of any conditions or restrictions on such exercise or providing that any common share which would be receivable prior to the effective time of the Business Combination on the exercise of the Options be replaced with the securities, property or cash which the Optionee would have received if the Optionee had exercised his or her Options immediately prior to the effective time of the Business Combination and make any necessary adjustment, including adjustments to the Option Price, as may deemed necessary or equitable by the Board.

At the Meeting, the shareholders will be asked to approve the proposed amendments to the Plan and to pass the following resolution (the “Stock Option Plan Resolution”):

BE IT RESOLVED

THAT the Plan be amended as described in the Information Circular dated May 26, 2014, namely to include specific provisions to: (i) extend the expiration date of Options expiring during a Black-Out Period, (ii) provide for vesting terms for the Options, (iii) accelerate the Option Period in the event of a take-over bid; and (iv) provide for adjustments in the event of a business combination.

THAT any director or officer of the Corporation is hereby authorized, for and on behalf of the Corporation, to execute and deliver all documents and instruments, and to do all other things as in the opinion of such director or officer may be necessary or desirable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument or the taking of any such actions.

If the Stock Option Plan Resolution is not passed, the terms of the current Plan will continue to apply.

Management Information Circular

Virginia Mines Inc.

RECONFIRMATION OF THE SHAREHOLDERS RIGHTS PLAN

Shareholders will be asked at the Meeting to reconfirm the shareholders’ rights plan (the “Rights Plan”). The full text of the Rights Plan is contained in an agreement entered into with CIBC Mellon Trust Company on May 30, 2011 (the “Rights Agreement”) and is available for consultation on SEDAR at www.sedar.com.

Background and Purposes of the Rights Plan

The Rights Plan is designed to encourage the fair treatment of shareholders in connection with any takeover offer for the Corporation. The Rights Plan provides the Board and the shareholders with more time to fully consider any unsolicited takeover bid for the Corporation without undue pressure, allow the Board to pursue, if appropriate, other alternatives to maximize shareholder value and allow additional time for competing bids to emerge.

The Rights Plan is not being proposed in response to, or in anticipation of, any acquisition or takeover offer and is not intended to prevent a takeover of the Corporation, to secure continuance of current management or the directors in office or to deter fair offers for the common shares of the Corporation. The Rights Plan seeks to protect shareholders by requiring all potential bidders to comply with certain minimum conditions. The Rights Plan may, however, increase the price to be paid by a potential offeror (the “Offeror”) and may discourage certain transactions. A bidder who does not satisfy these minimum conditions becomes subject to the dilutive features of the Rights Plan.

The Rights Plan does not affect in any way the financial condition of the Corporation. The initial issuance of the rights (a “Right” or the “Rights”) is not dilutive and will not affect reported earnings or cash flow per common share until the Rights separate from the underlying common shares and become exercisable. The adoption of the Rights Plan will not lessen or affect the duty of the Board to act honestly and in good faith with a view to the best interests of the Corporation and its shareholders. The Rights Plan is designed to provide the Board with the means to negotiate with an Offeror and with sufficient time to seek out and identify alternative transactions on behalf of the shareholders.

Time

Securities legislation in Canada requires a takeover offer to remain open for only 35 days. The Board does not believe this period is sufficient to permit it to determine whether there may be alternatives available to maximize shareholder value or whether other bidders may be prepared to pay more for common shares than the Offeror.

To qualify as a Permitted Bid (as defined below), a takeover bid must be open for 60 days after the bid is made. If at least 50% of the Corporation’s common shares subject to the bid that are not held by the bidder are deposited, the bidder may take up and pay for such common shares and the bid must remain open for a further period of 10 clear business days on the same terms.

Pressure to tender

A shareholder may feel compelled to tender to a takeover bid, which the shareholder considers to be inadequate out of a concern that in failing to do so, the shareholder may be left with illiquid or minority of the discounted common shares. This is particularly so in the case of a takeover bid for less than all of the Corporation’s common shares, where the bidder wishes to obtain a control position but does not wish to acquire all of the Corporation’s common shares.

The Rights Plan will encourage an Offeror to proceed by way of a Permitted Bid or to approach the Board with a view to negotiation.  The Permitted Bid provisions of the Rights Plan (described below)  are designed to ensure that, in any takeover bid, all shareholders are treated equally, receive the maximum available value for their investment and are given adequate time to properly assess the bid on a fully informed basis. The Rights Plan allows a partial bid to be a Permitted Bid so long as the bid is for a minimum of 50% of the common shares held by shareholders other than the Offeror and its related parties.

Management Information Circular

Virginia Mines Inc.

Unequal treatment: full value

The Board is concerned that a person seeking such control might attempt, among other things, a gradual accumulation of the Corporation’s Common Shares in the open market; the accumulation of a large block of common shares in a highly compressed period of time from institutional shareholders and professional speculators or arbitrageurs; or an offer for any or all of the Corporation’s common shares at what the Board considers to be less than full and fair value. The Rights Plan is designed to encourage any bidder to provide shareholders with equal treatment in a takeover and full value for their investment.

Summary of the Rights Plan

The following description of the Rights Plan is a summary only. Reference is made to the Rights Agreement.

Effective Date

The effective date of the Rights Plan is May 30, 2011 (the “Effective Date”).

Duration

The Rights Plan must be reconfirmed at the Meeting and at every third annual meeting of the Corporation thereafter. The Rights Plan will terminate on the date of the Meeting, unless reconfirmed by the shareholders.

Issue of Rights

The registration and transfer of the Rights will be separate from the common shares and will be exercisable ten (10) trading days (or such later date as may be determined by the Board) (the “Separation Time”) after a person has acquired, or commences or first publicly announces or discloses its intention to commence a take-over bid to acquire, 20% or more of the common shares, other than by an acquisition pursuant to a take-over bid permitted by the Rights Plan (a “Permitted Bid”).

The acquisition by any person (an “Acquiring Person”) of 20% or more of the outstanding common shares, other than by way of a Permitted Bid, is referred to as a “Flip-in Event”. As the Rights Plan will be triggered by the acquisition of common shares by an Acquiring Person other than by way of a Permitted bid, any Rights held by the Acquiring Person will become void upon the occurrence of a Flip-in Event. From and after a Flip-in Event, each Right (other than those held by the Acquiring Person), will permit the purchase of common shares at a discount. The issue of the Rights is not initially dilutive. The Acquiring Person, as well as any holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event, may suffer substantial dilution.

Certificates of Transferability

Prior to the Separation Time, the Rights will be evidenced by a legend imprinted on certificates for common shares issued from and after the Effective Date and will not be transferable separately from the common shares. From and after the Separation Time, the Rights will be evidenced by rights certificates that will be transferable and traded separately from the common shares.

Permitted Bid Requirements

The requirements for a Permitted Bid include the following:

(a)

the take-over bid must be made to all holders of Common Shares;

(b)

the voting shares shall be taken up or paid for pursuant to the take-over bid no earlier than 60 days following the date of the take-over bid, and common shares tendered pursuant to the take- over bid may be taken up and paid for only if at such time more than 50% of the common shares held by the shareholders other than the bidder, its affiliates and persons acting jointly or in concert with the bidder (collectively, the “Independent Shareholders”) have been deposited to the take-over bid and not withdrawn;

Management Information Circular

Virginia Mines Inc.

(c)

unless the take-over bid is withdrawn, the common shares deposited pursuant to the take-over bid may be withdrawn at any time before they are taken up and paid for; and

(d)

if more than 50% of the common shares held by Independent Shareholders are tendered to the take-over bid, then the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of common shares for an additional 10 business days from the date of such public announcement.

The Rights Plan allows for a competing Permitted Bid (a “Competing Permitted Bid”) to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all of the requirements of a Permitted Bid.

Waiver and Redemption

The Board may, prior to the Flip-in Event, waive the dilutive effects of the Rights Plan in respect of a particular Flip-in Event resulting from a take-over bid that is made by way of a take-over bid circular to all holders of common shares, in which such waiver would be deemed also to be a waiver in respect of any other Flip-in Event occurring under a take-over bid made by way of a take-over bid circular to all holders of common shares.

The Board may also waive the Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring person that inadvertently triggered such Flip-in Event reduces its beneficial holdings to less than 20% of the outstanding voting shares of the Corporation.

The Board may at any time prior to a Flip-in Event redeem all, but not less than all, of the outstanding Rights at a price of $0.00001 each.

At the Meeting, the shareholders will be asked to approve the reconfirmation of the Rights Plan and to pass the following resolution:

BE IT RESOLVED

THAT the Rights Plan adopted by the Board of Directors of the Corporation on the terms of the Rights Plan dated as of May 30, 2011 between CIBC Mellon Trust Company, as Rights Agent, and all the Rights issued pursuant to such Plan, are hereby reconfirmed.

THAT any director or officer of the Corporation, be and is hereby authorized, for and on behalf of the Corporation, to execute and to deliver all documents and instruments and do all such other acts or things as such director or officer may determine to be necessary or advisable to implement this resolution, such determination to be conclusively evidenced by the execution and delivery of such documents or instruments and the taking of any such actions.

If the Rights Plan is not reconfirmed by the Shareholders of the Corporation, it will cease to have effect on the date of the Meeting. A resolution requires a favourable vote of a simple majority of the votes cast by shareholders of the Corporation in person or by proxy at the Meeting.

OTHER BUSINESS

The management does not foresee, as of today, any other matter subject to be brought before the Meeting.

Management Information Circular

Virginia Mines Inc.

ADDITIONAL INFORMATION

Additional financial information is provided in the financial statements of the Corporation, in the annual information form and in the management’s discussion and analysis of the financial condition for the year ended February 28, 2014, which are available on the Corporation’s web site (www.minesvirginia.com) as well as on SEDAR (www.sedar.com).

Copies are also available by contacting the Corporation at:

300 St-Paul Street, Suite 200

Québec, Québec G1K 7R1

Toll Free Number: (800) 476-1853

Local Number: (418) 694-9832

Fascimile: (418) 694-9120

E-mail: mines@minesvirginia.com

The Corporation may request the payment of reasonable fees is the requesting party is not a shareholder of the Corporation.

APPROVAL OF THE INFORMATION CIRCULAR

The Board of the Corporation has approved the contents and sending of this Information Circular.

Quebec City, May 26, 2014

André Gaumond President and Chief Executive Officer

Management Information Circular

Virginia Mines Inc.

SCHEDULE A

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

With respect to Corporate Governance Practices, the Corporation is regulated by (a) Regulation 58-101 – Respecting Disclosure of Corporate Governance Practices (“Regulation 58-101”) and (b) Policy Statement 58-201 – Corporate Governance Guidelines (“Policy 58-201”). Policy 58-201 sets out series of guidelines for effective Corporate Governance (the “Guidelines”) addressing topics such as the constitution of the Board, the mandate of the Board, orientation and continuing education together with regular assessments of the Board.

The Board of the Corporation has approved the Guidelines and intends to regularly address all issues regarding Corporate governance to provide the Corporation with the highest standards.

The Corporation has implemented (a) a board of directors mandate; (b) a compensation and nominating committee charter; (c) an audit committee charter; (d) an ethical business conduct; (e) a denunciation policy; (f) a disclosure policy and (g) a human resources policy.

The Board

An “independent director” is a director who has no direct or indirect material relationship with the Corporation. A “material relationship” is defined as a relationship which could, in the view of the Board, be reasonably expected to interfere with such member’s independent judgement.

The Board is currently comprised of five (5) members, a majority of whom are “independent directors”. The independent directors are André Lemire, Claude St-Jacques, Mario Jacob and Pierre Labbé. André Gaumond is the President and Chief Executive Officer of the Corporation and consequently, is not independent.

Currently, the directors listed below serve as directors of the following reporting issuers:

André Gaumond	Virginia Mines Inc.
André Lemire	Virginia Mines Inc.
Pierre Labbé	Virginia Mines Inc. Agility Health Inc.
Mario Jacob	Virginia Mines Inc. CJL Capital Inc. Cartier Resources Inc.
Claude St-Jacques	Virginia Mines Inc. Société d’exploration minière Vior Inc.

The Chairman of the Board, André Lemire, is an independent director.

From the beginning of fiscal year 2014 to the date of this Information Circular, the corporation has held eight (8) directors meetings including April 8, April 22, July 11, September 9, October 10 and December 9 in 2013, and January 14 and April 17 in 2014. All of directors attended all meetings except for the July 11 meeting (one director absent) and for the December 9 meeting (one director absent).

At the end of each regularly scheduled meeting of the Board, the independent members of the Board are afforded the opportunity to meet without the attendance of non-independent directors and management. Since February 28, 2014 to the date of this Information Circular, no formal meeting excluding non-independent directors and management has been held. However, the Board is of the view that given its size, the nature of the Corporation’s activities and the experience of each of the members of the Board, the presence of the non-independent Directors at Board meetings, does not prevent the independent directors from engaging in open and candid discussion regarding any issues that may come before the Board.

Management Information Circular

Virginia Mines Inc.

Board Mandate

The Board Mandate is attached as Schedule C. It is available on SEDAR at www.sedar.com. The mandate of the Board is to contribute, together with management and for the benefit of the shareholders, to build a strong and healthy business. It thus must, together with management, participate to the establishment of the long-term, strategic planning and risk management.

Position Description

The Board has established a written position description for the President and Chief Executive Officer.

The Chairman of the Board (a) is responsible for building a strong, effective, balanced and representative board; (b) is responsible for the effective performance of the Board committees; (c) assists the President and CEO in Board meetings by facilitating the communication between the members and ensuring that all opinions are heard in order to promote good decision-making; (d) ensures that the minutes of the meetings reflect the discussions and exchanges that took place; (e) is regularly in contact with the President and CEO in order to promote a healthy dialogue, and (f) ensures that the Board assesses annually its effectiveness.

The business objectives that the President and CEO must reach with the other members of the management are determined in conjunction with a corporate strategy and a pre-approved budget by the Board. The corporate objectives of the President and CEO and of the other members of management are determined by a corporate strategy and a budget approved annually by the Board. More specifically, the President and CEO (a) reports regularly to the Board on the progress made on properties; (b) maintains high-quality relationships with the partners; (c) revises the Corporation’s press releases before publication; (d) supervises the drafting of the management information circular and Management’s Discussion and Analysis; and (e) works closely with the Executive Secretary and the Investors Relations Manager, negotiates agreements with the partners, ensures the proper functioning of the Corporation and its operations, ensures that the Corporation accesses to financing, if needed, and promotes the operations and the growth of the Corporation.

The mandate of the Chairman of the audit committee and remuneration committee is to ensure that each committee is fulfilling its obligations to the satisfaction of the Board. In collaboration with the CEO and CFO, they prepare the agenda for meetings and ensure that all information and documentation required are submitted to members in a reasonable time before the meetings. They preside at the meetings of the committees to help ensure the facilitation of exchanges between members and that all views are expressed in order to facilitate good decision making. They report to the Board on the recommendations issued by the committees. They ensure that the minutes of the meetings reflect the discussions and exchanges that took place. The Chairman of the audit committee has direct communication with the external auditor to ensure its independence vis-à-vis management and promotes open communication between the parties. The Chairman of the compensation and nominating committee ensures that the committee self-assesses annually its performance and makes the required corrections. The Chairmen of the committees ultimately ensure that the information published in the information circular of the Corporation reflects the work conducted by the committees.

Orientation and Continuing Education

The Board confirms that each new candidate has the capacities, expertise, availability and knowledge required in order to duly fulfill his functions. Presentation and necessary documents regarding activities, business and internal structure of the Corporation are provided to the new directors. The new directors can quickly familiarize themselves with the business of the Corporation through meetings with the Board and discussions with members of the Board or the management. The Board does not formally provide continuing education to its directors. The directors are experienced members, including two (2) directors who are directors and officers of other issuers in the mining sector. Professional assistance is available to the Board when judged necessary in order to be educated or updated on a particular topic.

Management Information Circular

Virginia Mines Inc.

Ethical Business Conduct

The Board has adopted a written code of business conduct (the “Code”) for the Corporation’s directors, officers and employees that sets out the Board’s expectations for the conduct of such persons in their dealings on behalf of the Corporation. The Board has established confidential reporting procedures in order to encourage employees, directors and officers to raise concerns regarding matters addressed by the Code on a confidential basis. Employees who violate the Code may face disciplinary actions, including dismissal.

The Code makes it the responsibility of every director, officer and employee of the Corporation to understand the Code. Any such person who becomes aware of a violation of the Code must report such knowledge to an officer.

In addition, in order to ensure independent judgement in considering transactions or agreements in which a director or officer has a material interest, all such agreements that are related to compensation are addressed through the compensation and nominating committee, being comprised solely of independent directors. Management and directors are mandated to bring any other related party transactions to the attention of the Board, with affected director abstaining from any vote.

Directors, officers and employees are required to read and be familiar with the Code. The Board relies on these individuals to report their superior any suspected violation of the Code. Known or suspected illegal or unethical behaviour reported must be submitted to determine whether an investigation is required. If a person is uncomfortable reporting suspected violations to their immediate supervisor, the persons may report matters to the Corporation’s outside counsel.

A copy of the Code may be obtained by sending an e-mail at info@minesvirginia.com or on SEDAR at www.sedar.com.

Nomination of Directors

Currently, the Corporation does not have any formal mechanism to select new directors. The compensation and nominating committee is composed entirely of independent directors. The independent directors play a predominant role in the nomination process. When deemed expedient or necessary, the members of the Board or the President suggest nominees to the compensation and nominating committee in order to fill vacancies within the Board. If a candidate is seconded by the compensation and nominating committee, it is submitted for discussion and, as the case may be, approved by the Board. The compensation and nominating committee is currently comprised of Mario Jacob, Chairman of the committee, André Lemire and Claude St-Jacques.

Compensation

The compensation and nominating committee assists the Board in discharging its responsibilities regarding the annual compensation of the executive officers so that it is comparable to the compensation paid elsewhere for similar positions and responsibilities, and for comparable performance with other companies having similar activities as those of the Corporation.

The compensation and nominating committee is composed entirely of independent directors.

The committee reviews, discusses and approves the annual compensation of the executive officers. Recommendations on compensation are submitted annually to the compensation and nominating committee by the Chief Executive Officer.

Other Committees of the Board

Currently, the Board does not have any committee other than the audit committee and the compensation and nominating committee.

Management Information Circular

Virginia Mines Inc.

Assessment

The Board as a whole is responsible for assessing on an ongoing basis the performance and contribution of each of the members of the Board on an individual basis and performance and effectiveness of the Board generally and of each of its committees.

The Corporation has evaluation grids that each member of the Board and of each committees must complete annually in order to assess the performance and personal contribution of each such members of the Board and committees. Such grids also permit to assess the effectiveness of the Board and committees as a whole.

Management Information Circular

Virginia Mines Inc.

SCHEDULE B

VIRGINIA MINES INC.

AMENDED AND RESTATED STOCK OPTION PLAN

1.

Definition and purpose

(1)

Definitions

The following terms shall have the meaning set forth below:

(a)

“Black-Out Period” means the period during which an Optionee is prohibited from exercising Options due to a trading black-out period imposed by the Corporation to restrict trades in its securities.

(b)

“Board” means the board of directors of the Corporation or any committee duly empowered by the board of directors of the Corporation to administer the Plan or to grant Options.

(c)

“Business Combination” means any amalgamation, arrangement, reorganization or any other corporate transaction of the same nature.

(d)

“Business Day” means any day that the Exchange is open for trading.

(e)

“Change of control” means:

(i)

the acquisition of a certain percentage of the common shares of the Corporation representing the Control of the Corporation;

(ii)

a Business Combination where the Corporation is not the surviving entity or following which the Corporation’s common shares will be converted into cash, securities or other property, with the exception of:

a.

an amalgamation pursuant to which the shareholders of the Corporation, immediately before the amalgamation, hold the same proportion of shares of the amalgamated corporation; or

b.

Business Combination pursuant to which (A) the number of common shares of the Corporation, calculated immediately before its completion, continues to represent (following conversion into voting shares of the resulting corporation) more than fifty percent (50%) of the votes of the resulting corporation following its completion; and (B) the members of the Board of the Corporation, immediately preceding its completion, will constitute a majority of directors of the resulting corporation;

(iii)

the sale, exchange or any other transfer (in one transaction or a series of related transactions) of all or an important part of the Corporation’s assets;

(iv)

a liquidation or dissolution of the Corporation approved by the shareholders;

(v)

a change of the majority of the current directors of the Corporation approved by the shareholders, other than their replacement in the normal course of business; or

(vi)

a combination of any of the foregoing transactions.

(f)

“common shares” means the common shares in the capital of the Corporation.

Management Information Circular

Virginia Mines Inc.

(g)

“Consultant” means any individual, corporation or other entity that is engaged by the Corporation or a Subsidiary to provide services (other than in relation to a distribution of securities) under a written contract and spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Subsidiary.

(h)

“Control” means a Person (i) which holds or is the beneficial holder of securities entitling to more than fifty percent (50%) of the maximum available votes to elect the directors of the Corporation; or (ii) which securities entitle the right to vote and which, if exercised, would enable such holder to elect the majority of the directors of the Corporation.

(i)

“Corporation” means Virginia Mines Inc. or any successor thereto.

(j)

“Eligible Person” means:

(i)

a full-time or part-time employee of the Corporation or of a Subsidiary;

(ii)

a director or officer of the Corporation or a Subsidiary;

(iii)

a consultant of the Corporation or of a Subsidiary (including a director, officer or employee of a Consultant); or

(iv)

a registered retirement savings plan established by such persons.

(k)

“Exchange” means the Toronto Stock Exchange.

(l)

“Grant Date” means the date of grant of an Option.

(m)

“Insider” means a “reporting insider” within the meaning of the Securities Laws.

(n)

“Market Price” means:

(i)

the closing sale price for board lots of common shares on the Exchange on the business day immediately prior to the day on which the Market Price is to be determined; or

(ii)

if there is no sale of board lots of common shares on such day, then the average of the bid and asked prices on the Exchange for the business day immediately prior to the day on which the Market Price is to be determined; or

(iii)

if there are no bid and asked prices on the Exchange on such day,  the five-day weighted average of the closing prices for board lots of common shares on the Exchange based on the five (5) business days immediately prior to the day on which the Market Price is to be determined.

(o)

“Options” means the options, granted pursuant to section 4, to purchase common shares.

(p)

“Option Period” has the meaning ascribed in subsection 4(3)(a).

(q)

“Option Price” means the price per common share at which common shares may be purchased under the Options, as determined pursuant to paragraph 4(4) and as may be adjusted in accordance with paragraph 4(9).

(r)

“Optionee” means an Eligible Person to whom Options have been granted.

(s)

“Outstanding Issue” means the number of common shares outstanding on a non-diluted basis, subject to applicable adjustments as provided for in the rules of the Exchange.

Management Information Circular

Virginia Mines Inc.

(t)

“Permitted Assign” has the meaning ascribed in the Securities Laws.

(u)

“Person” means a company or an individual.

(v)

“Plan” means the stock option plan of the Corporation set forth herein, as may be amended and/or restated from time to time.

(w)

“Securities Laws” means the Securities Act (Québec), as amended from time to time, together with all regulations adopted pursuant thereto.

(x)

“Subsidiary” means any corporation or other entity in which the Corporation owns, directly or indirectly, securities carrying at least a majority of the outstanding voting rights.

(y)

“Take-Over Bid” means a take-over bid as defined in the Securities Laws.

(2)

Purpose

The purpose of this Plan is to motivate Eligible Persons to exert their best efforts by encouraging equity participation in the Corporation through the grant of Options.

2.

Number of Common Shares Available Under Plan

(1)

Maximum Number

Subject to adjustments as provided in paragraph 4(9), the aggregate number of common shares which may be issued under the Plan shall not exceed 10% of the Outstanding Issue from time to time.

The number of common shares issuable upon exercise of Options shall be reserved on the Grant Date.

(2)

Insiders

Notwithstanding any other provision herein contained:

(a)

the number of common shares issuable under the Plan and any other employee stock option plans or other share compensation arrangements of the Corporation to Insiders of the Corporation and of any Subsidiary shall not exceed 10% of the Outstanding Issue; and

(b)

the number of common shares issued within a one-year period pursuant to the Plan and any other employee stock option plans or other share compensation arrangements to Insiders of the Corporation and of any Subsidiary shall not exceed 10% of the Outstanding Issue.

(3)

Individuals

The aggregate number of common shares which may be reserved for issuance to any Person under the Plan shall not exceed the number of common shares remaining after:

(a)

the aggregate number of common shares reserved for issuance under the Plan and under any other employee stock option plans or other share compensation arrangements of the Corporation held by such Person on the Grant Date of any Option is subtracted from

(b)

5% of the Outstanding Issue on the Grant Date of the grant of such Option.

Management Information Circular

Virginia Mines Inc.

(4)

Options Non-Assignable and Non-Transferable

The Options are personal to the Optionee and are non-assignable and non-transferable otherwise than by will or by the laws governing the devolution of property in the event of death of the Optionee or, with the prior consent of the Board, to a Permitted Assign.

(5)

Evergreen Plan: Exercise, Cancellation, Expiry, etc.

If any Option granted under the Plan shall be exercised, expire or, with the consent of the Optionee, be cancelled as to any common shares, new Options may thereafter be granted covering such common shares, subject to applicable regulatory requirements.

(6)

Divisibility

Options will be divisible and shall be exercisable in whole or in part at different dates.

3.

Administration

(1)

Board

The Plan shall be administered by the Board.

(2)

Powers of Board

Subject to the provisions of the Plan, the Board shall have the power to determine:

(a)

the Optionee to whom Options are to be granted;

(b)

the number of Options to be granted to each Optionee;

(c)

the Option Price applicable to each Option; and

(d)

all other terms and conditions (which need not to be identical) of the Options.

(3)

Other Options

An Optionee may, if otherwise an Eligible Person, be granted additional Options under the Plan or any other employee stock option plans or other share compensation arrangements of the Corporation if the Board shall so determine.

(4)

Interpretation - Rules and Regulations

The Board may interpret the Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other actions as it deems necessary or advisable.

Without limiting the generality of the foregoing, the Board may, in its discretion, treat all or any portion of any period during which an Optionee is on an approved leave of absence from the Corporation or a Subsidiary as a period of employment of such Optionee by the Corporation or such Subsidiary, as the case may be, for the purpose of accrual of the Optionee’s rights under the Options. Any interpretation, determination or other action made or taken by the Board shall be final, binding and conclusive.

(5)

No Liability

The Plan does not provide any warranty with whatsoever respect to any loss that may result from variations of the market price of the common shares of the Corporation. In addition, the Corporation assumes no liability whatsoever with respect to any tax consequences applicable to the persons eligible under the Plan and the Optionee shall consult their own tax advisors.

Management Information Circular

Virginia Mines Inc.

4.

Grants of Options – Terms and Conditions

(1)

Eligibility

Options may be granted to Eligible Persons only.

(2)

Option Agreement

Each Option granted under the Plan shall be evidenced by an agreement, in a form approved by the Board (an “Option Agreement”), which shall be subject to the following express terms and conditions and to such other terms and conditions as the Board may deem appropriate.

(3)

Option Period, Black-Out Period and Vesting Periods

(a)

Option Period. Each Option Agreement shall specify the period for which the Options thereunder are exercisable (the “Option Period”), which in no event shall exceed ten (10) years from the Grant Date and shall provide that the Options shall expire at the end of the Option Period.

(b)

Black-Out Period. If Options expires during a Black-Out Period or during any contractual lock-up period, then, notwithstanding any other provision of the Plan, the Options shall expire five (5) business days after the Black-Out Period, or contractual lock-up period, is lifted by the Corporation.

(c)

Vesting Periods. The Board may at its discretion provide that the right to exercise the Options will vest immediately or in instalments over the life of the Options, with the Options being fully-exercisable only when such required time period or periods have elapsed, and in connection therewith determine the terms under which vesting of the Options may be accelerated.

(d)

Take Over Bid or Change of Control. Notwithstanding paragraph 4(3)(c), the Options shall vest immediately upon a Take Over Bid or a Change of Control.

(4)

Option Price

The Option Price shall be determined by the Board on the Grant Date, but shall be greater than the Market Price at the Grant Date.

(5)

Exercise of Options

Subject to the adjustments provided for in paragraph 4(9), each Option shall entitle the Optionee to purchase one (1) common share.

Subject to paragraphs 4(7) and 4(10), no Option may be exercised until the Optionee shall have remained in the employ or as an officer or director of or Consultant to the Corporation or of a Subsidiary for such period after the date on which the Option is granted as the Board may specify in the Option Agreement, provided that such period shall in any event be no less than three (3) months.

(6)

Payment of Purchase Price Upon Exercise

The purchase price of the common shares for which an Option shall be exercised shall be paid in cash or by cheque or other manner of payment acceptable to the Corporation at the time of exercise.

Management Information Circular

Virginia Mines Inc.

(7)

Exercise in the Event of Death or Termination of Employment

(a)

If an Optionee shall die (i) while an employee, officer or director of or providing services to the Corporation or of a Subsidiary, or (ii) within 30 days after termination of the Optionee’s employment, office or directorship with or service to the Corporation or a Subsidiary, the Optionee’s Options may be exercised, to the extent that the Optionee shall have been entitled to do so at the date of death, by the person or persons to whom the Optionee’s rights under the Option pass by will or applicable law, or if no such person has such right, by the Optionee’s executors or administrators at any time, or from time to time, within twelve (12) months from the date when the secretary of the Corporation shall have given notice of this clause to the executors or administrators of the Optionee following the Optionee’s death, but in no event later than the end of the Option Period.

(b)

If an Optionee’s (or, if the Optionee is a personal holding corporation controlled by, or a registered retirement savings plan established by, an officer, director, employee or Consultant, then if such person’s) employment, office or directorship with or services to the Corporation, or a Subsidiary of the Corporation, shall terminate because of the Optionee’ s permanent disability, the Optionee may exercise the Optionee’s Option, to the extent the Optionee may be entitled to at the date of the termination of the Optionee’s employment, office, directorship or services, at any time, or from time to time, within six (6) months of the date of the termination of the Optionee’s employment, office, directorship or services, but in no event later than the end of the Option Period.

(c)

If any Optionee’s (or, if the Optionee is a personal holding corporation controlled by, or a registered retirement savings plan established by, an officer, director, employee or service provider, then if such person’s) employment, office or directorship with or services to the Corporation, or an affiliate or subsidiary of the Corporation, shall terminate for any reason other than the Optionee’s death or permanent disability or dismissal for cause, the Optionee may exercise the Optionee’s option, to the extent that the Optionee may be entitled to do so at the date of the termination of the Optionee’s employment, office, directorship or services, at any time or from time to time, within 90 days of the date of termination of the Optionee’s employment, office, directorship or services, but in no event later than the end of the Option Period.

(d)

If any Optionee’s (or, if the Optionee is a personal holding Corporation controlled by, or a registered retirement savings plan established by, an officer, director, employee or service provider, then if such person’s) employment, office, directorship with or services to the Corporation, or an affiliate or subsidiary of the Corporation, shall be terminated for cause, the Optionee may exercise the Optionee’s Option, to the extent that the Optionee would be entitled to do so at the date of the termination of his or her employment, office, directorship or services, at any time or from time to time, within 30 days of the date of termination of the Optionee’s employment, office, directorship or services, but in no event later than the end of the Option Period.

(8)

Listing and Regulation

(a)

No Option shall be granted and no common shares shall be issued under the Plan unless and until the Plan shall have been approved by the Exchange, if such approval is required under the rules of the Exchange. It is the intention of the Corporation that this Plan will, at all times, be in compliance with the rules and policies of the Exchange. Any inconsistencies between this Plan and the policies of the Exchange will be resolved in favour of the latter.

(b)

Each Option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the registration, qualification or other approval of or in connection with the Plan or the common shares covered thereby is necessary or desirable under any provincial or federal law, then such Option may not be exercised, in whole or in part, unless and until such registration, qualification or approval shall have been obtained free of any condition not acceptable to the Board. The Optionee shall, to the extent applicable, cooperate with the Corporation in relation thereto and shall have no claim or cause of action against the Corporation or any of its officers, directors or shareholders as the result of any failure by the Corporation to take any steps to obtain any such registration, qualification or approval.

Management Information Circular

Virginia Mines Inc.

(c)

The granting of Options and the issuance of common shares under the Plan shall be carried out in compliance with applicable laws and regulations of governmental authorities and applicable stock exchanges.

(9)

Adjustments

(a)

Changes in Common Shares. Subject to any required approvals of applicable regulatory authorities and stock exchanges, in the event of any change in the common shares by reason of any stock dividend, recapitalization, consolidation, split-up, combination or exchange of shares, or rights offering to purchase common shares at a price substantially below fair market value, or of any similar change affecting the common shares, the number and kind of shares which thereafter may be optioned and sold under the Plan and the number and kind of shares subject to option in outstanding Option Agreements and the Option Price thereof shall be appropriately adjusted consistent with such change in such manner as the Board may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

(b)

Take-Over Bid. If, at any time when an Option granted under the Plan remains unexercised, a Take Over Bid is made by a third party, the Corporation shall use its best efforts to bring such offer to the attention of the Optionee as soon as practicable and the Board may, in a fair and equitable manner, at its option, require the acceleration of the Option Period and of the time for the fulfillment of any conditions or restrictions on such exercise.

(c)

Business Combination. If, because of a proposed Business Combination, the exchange or replacement of common shares in the Corporation for securities, property or cash in or from another company is imminent, the Board may, in a fair and equitable manner and at its option, determine the manner in which all unexercised Options granted under the Plan shall be treated including, for example, requiring the acceleration of the Option Period and of the time for the fulfillment of any conditions or restrictions on such exercise or providing that any common share which would be receivable prior to the effective time of the Business Combination on the exercise of the Options be replaced with the securities, property or cash which the Optionee would have received if the Optionee had exercised his or her Options immediately prior to the effective time of the Business Combination and make any necessary adjustment, including adjustments to the Option Price, as may deemed necessary or equitable by the Board in its sole discretion.

(d)

Binding Determinations. All determinations of the Board under this paragraph shall be binding for all purposes of the Plan.

(e)

Exchange Approval. Any adjustments made by Board in the context of a Business Combination will be subject to Exchange approval.

(10)

Liquidation

In the event the Board shall adopt a plan of complete liquidation, all Options shall become immediately exercisable in full, notwithstanding that they may have been initially granted on an instalment basis.

(11)

No Rights as Shareholder

No Optionee shall have any rights as a shareholder with respect to any common shares subject to the Optionee’s Options prior to the date of issuance to such Optionee of a certificate or certificates for such shares.

(12)

No Rights to Continued Employment

The Plan and any Option granted under the Plan shall not:

Management Information Circular

Virginia Mines Inc.

(a)

confer upon any Optionee any right with respect to continuance of employment, or as an officer or director with or service provider to the Corporation, or any Subsidiary; or

(b)

interfere in any way with the right of the Corporation, or any Subsidiary, by which an Optionee is employed or of which the Optionee is a director or service provider, to terminate the Optionee’s employment or directorship or services at any time in accordance with applicable law.

5.

Amendment and Discontinuance

Subject to applicable regulatory approvals and except as provided herein, the Board may amend, suspend, terminate or discontinue the Plan and may amend the terms and conditions of Options provided, however, that if the Board wishes to increase the maximum percentage in paragraph 2(1) hereof, extend the Option Period, reduce the Option Price or proceed with material changes to the terms and conditions of the Plan, shareholder approval will be required.

(1)

Amendments to Plan. Without limiting the generality of the foregoing, but subject to Exchange approval the Board may make the following amendments to the Plan, without obtaining shareholder approval:

(a)

amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including the rules of the Exchange, in place from time to time;

(b)

amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan; and

(c)

amendments to the Plan that are of a “housekeeping” nature.

(2)

Amendment of Options Granted Pursuant to Plan. Without limiting the generality of the foregoing, but subject to Exchange approval, the Board may terminate Options granted pursuant to the Plan, without shareholder approval.

6.

Proceeds from Issuances of Shares

Any cash proceeds from the issuance of common shares issued upon exercise of the Options shall be added to the general funds of the Corporation.

Management Information Circular

Virginia Mines Inc.

SCHEDULE C

CHARTER AND MANDATE OF THE BOARD OF DIRECTORS

1.

OBJECTIVES AND GENERAL MANDATES

The objective of the Board is to contribute, together with management and on behalf of the shareholders, to build a strong, healthy and competing company which maximizes the value for the shareholders. It thus must, together with management, take part in the development of the policies and objectives of the Corporation, in strategic planning and risk management for the long term.

By accepting this mandate, the director is deemed to have accepted the following rules:

•

To show his/her integrity and his/her ethics at all times in the performance of his/her duties.

•

To regularly attend Board meetings and to attend the annual general meeting of the shareholders.

•

To immediately disclose any conflict of interest with the Corporation.

•

To be available when required by the Board or management of the Corporation.

•

To be prepared for Board meetings and its committees by reviewing all of the documents transmitted before the meeting and by carrying out research or by asking questions, if necessary.

•

To actively participate during the meetings.

2.

POWERS

The Board exerts all the powers of the Corporation, except those which the law expressly reserves for the shareholders. In the absence of the approval of the shareholders, the directors can dispose of the property of the Corporation, even for substantial sums, insofar as such transactions are carried out in the best interest of the Corporation. The directors establish the powers of the officers and the representatives of the Corporation. The directors can delegate all of their powers to them. The officers and the representatives must, in the execution of their mandate, act in the best interest of the Corporation and within the limits of their respective mandates. The directors may also authorize any other person to sign and deliver in the name of the Corporation all contracts, documents or written acts. The directors may allow that the contracts, documents or written acts carry a mechanically reproduced signature.

3.

ORGANIZATION

Members

3.1

The precise number of directors has been established by the Board between a minimum number of three (3) and the maximum indicated in the statutes.

3.2

The majority of the members must be independent of management.

3.3

Subject to the statutes, it is not necessary to be a shareholder in order to be a director of the Corporation. However, the majority of the members of the Board must consist of Canadian residents.

3.4

The directors are elected by the shareholders at each general meeting or, if necessary, at a special meeting convened for this purpose. A director remains in office until the next annual meeting of the shareholders following his/her nomination or until his/her successor is elected or named. The term of office of the members is generally of one (1) year and when the mandate has ended, it is renewable, unless contrary indication or resignation.

3.5

The mandate of a director shall end at the time of his/her death, his/her resignation, the revocation of his/her mandate or by one of the causes of extinction common to obligations provided by law. The mandate of a director shall also end in the event of bankruptcy.

3.6

Subject to the provisions of the law and contrary provisions in the statutes, the directors can, if there is a quorum, fill the vacancies of the Board. The director named to fill the vacancy shall continue the part of the mandate not yet expired by his predecessor and remain in office until his/her successor is elected or named.

3.7

The directors can fix their own compensation. However, the Board has decided that the directors can receive compensation by way of a stock option scheme. This compensation is added, in the absence of contrary provisions, to any compensation which is paid to them for another position or employment within the Corporation. A director can receive advances and has the right to be refunded for all the expenses incurred while he/she was a member of the Board or during the execution of his/her mandate.

3.8

De facto director

Acts of a director or of a person acting in the capacity of a director are valid and cannot be annulled for reason that the latter was inept, that his/her designation was irregular or that a list of the directors or a notice of change of directors registered with the Federal Director is incomplete, irregular or erroneous. The act made by a person no longer acting as a director is valid unless a written notice was sent or given to the Board or a notice indicating that this person is no longer a director of the Corporation was registered in the minute book of the Corporation.

4.

ROLE AND RESPONSIBILITIES

4.1

The primary responsibility of the Board is to name the chief executive officer, to evaluate his/her performance and, if necessary, to relieve him/her of his/her office. The Board can also name or relieve any qualified person acting as president, vice-president, chief financial officer and can also provide assistants for these officers. Moreover, the Board can create any other office and name, to represent the Corporation and to exert the functions which they deem necessary, qualified people whether they are or not shareholders of the Corporation.

4.2

To ensure, to the extent possible by means of informal meetings with top management, that the chief executive officer and the other members of top management have integrity and create a culture of integrity in the whole of the organization.

4.3

To plan the nomination of directors and notably to choose the new members of the Board on recommendation of the compensation and nominating committee and to name the members of the Board annually and to ensure the follow-up and the evaluation of their performance.

4.4

To approve the compensation of the members of top management following the recommendation of the compensation and nominating committee.

4.5

To discuss and, where applicable, to approve the strategic planning process, to determine the principal risks related to the Corporation, the strategic alliances, the partnership agreements, the acquisitions and the provisions and all programs relating to exploration, exploitation and annual immobilization. To ensure the follow-up of the performance relating to these processes and these programs and to oversee the setting up of suitable risk management systems.

4.6

To discuss and, where applicable, to approve policies and integrity processes of the Corporation’s internal control and business matters.

4.7

To ensure an adequate policy of verification and dissemination of financial and public communication.

4.8

To receive, establish and recommend, where applicable, to management the measures suggested by the various subcommittees of the Board.

4.9

To ensure the verification of the independence of directors, if they are connected or not to the Corporation.

4.10

The directors can appoint among them a chairman of the board of the Corporation. Such chairman must be a Canadian resident. He/she must manage the affairs of the Corporation within his powers as determined by the directors. He/she must regularly provide an account of his administration to the directors. His/her functions shall end at the time of his/her death, resignation, revocation, replacement or inability to act as director or when he/she ceases to act as a director.

4.11

The directors determine the date, time and place of the annual general and special meetings of the shareholders if the meeting is not held at the registered office of the Corporation.

5.

BOARD OF DIRECTORS MEETINGS

5.1

Convocation of the Meeting

The president, any vice-president, the secretary or any director can convene a Board meeting. These meetings must be convened by means of a written notice sent to each director, at his/her known address, at least two (2) juridical days preceding the date fixed for the meeting. A Board meeting can be convened by any means at least three (3) hours before the meeting by one of the people having the capacity to convene a board meeting, if, according to the opinion of this person, it is urgent that a meeting be held.

5.2

Content of the Notice of Convocation

A notice of convocation to a Board meeting, even if it is desirable, need not specify the subject or the agenda of the meeting but it must state the questions relating to the meeting.

5.3

Each year, immediately following the annual meeting of the shareholders, a Board meeting is held made up of the newly elected or re-elected directors and forming a quorum for purposes of naming the officers and other representatives of the Corporation, and to deal with any question, which may be raised. This meeting takes place without notice of convocation, unless a question relating to the reserved questions must be settled. Moreover, a written resolution signed unanimously by the directors can name the officers and other representatives of the Corporation in lieu of a meeting.

5.4

If deemed necessary, the Board can invite other people to attend its meetings.

5.5

Frequency and Place of Meetings

The Board shall meet at least once a year and the meetings will generally be held at the registered office of the Corporation or any other place, in Canada or elsewhere, decided by the directors and could be held, if necessary, by telephone.

5.6

Short minutes of each meeting must be drawn up.

5.7

Renunciation of the Notice

Any director can give up his/her right to receive a notice of convocation, as well as any change in such notice or in the time limit indicated therein. Such renunciation can validly be given before, during or after the meeting concerned. The presence of a director at the meeting is equivalent to a renunciation, except if he/she declares that he/she is attending the meeting specifically to oppose the deliberations by invoking, among other things, the fact that the meeting was not regularly convened. The signing of a written resolution taking the place of a meeting is also equivalent to a renunciation of the notice of convocation as well as the holding of a true meeting.

5.8

Quorum

Subject to the statutes or by-laws, the quorum for a Board meeting is fixed by a majority of the directors holding office. The quorum must be composed of a majority of Canadian residents.

5.9

Vote

All questions submitted to the Board must be decided by the majority of the directors present and voting. All directors have the right to one vote and the vote is taken by a show of hands, unless the chairman of the meeting or a director present requests a poll vote. A vote by proxy is not permitted for Board meetings. The chairman of the meeting does not have a preponderant vote in the event of equality of votes.

5.10

Adjournment of the Meeting

The chairman of a Board meeting can, with the consent of the majority of directors present, adjourn the meeting to another place, another date and another time without being required to deliver a new notice of convocation to the directors. At the time of the continuation of the meeting, the directors can validly deliberate on all questions not settled during the initial meeting, provided that there is a quorum. The directors constituting the quorum during the initial meeting are not required to constitute the quorum at the time of the continuation of that meeting.

5.11

Resolutions in Lieu of Meetings

The written resolutions, signed by all of the directors able to vote during the Board meetings, have the same value as if they had been adopted during these meetings. A copy of each one of these resolutions must be inserted in the minute books of the Board.

5.12

Meetings via Technical Measures

One, several, or all of the directors can, with the consent of all of the other directors of the Corporation, take part in a Board meeting using technical means, such as the telephone, allowing them to communicate with the other directors or people present at the meeting. These directors are, in such case, deemed to have attended the meeting, which is also deemed to have been held in Canada. The meeting is also deemed to consist of a majority of Canadian residents if the majority of the directors present or participating in person or using technical measures is made up of Canadian residents. The secretary takes the minutes of these meetings. The declaration on behalf of the chairman or the secretary to the effect that a director took part in the meeting is conclusive until contrary proof is presented. In the event of severance of communication with one or more directors, the meeting remains valid if the quorum is maintained.

5.13

Validity

The decisions made at a Board meeting are valid, notwithstanding the later discovery of the irregularity of the election or the nomination of one or more of the directors or their inability to be a director.

6.

CONFLICT OF INTEREST AND DISCLOSURE

The directors and officers of the Corporation must disclose to the Corporation any conflict of interest, in accordance with the law. Every director is deemed, by the acceptance of his/her mandate, to have delivered to the Corporation a general notice to the Corporation according to which he/she has an interest relating to his/her remuneration, compensation, indemnification and any related insurance.

7.

RELATIONS BETWEEN THE BOARD OF DIRECTORS AND SENIOR MANAGEMENT

In the performance of its duties, the Board must ensure that its relationships with senior management are professional and constructive. It must therefore work in close collaboration with the chief executive officer to ensure that, in conducting the Board meetings, sufficient time is reserved for relevant issues and to ensure that a healthy governance culture is maintained within the Corporation.

C- 4